Exhibit 23.1

To the Board of Directors

VIASPACE Green Energy Inc.

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-171818) of our report dated April 15, 2014 relating to the consolidated financial statements of VIASPACE Green Energy Inc. and its subsidiaries as of December 13, 2013 and for the year then ended, appearing in the Annual Report on Form 10-K of VIASPACE Green Energy Inc. for the year ended December 31, 2013.

/s/ MaloneBailey, LLP

www.malonebailey.com

Houston, Texas

April 15, 2014